Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-184144 on Form S-8 of our report dated November 27, 2012, relating to the consolidated and combined financial statements and financial statement schedule of The ADT Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation of the consolidated and combined financial statements), appearing in this Annual Report on Form 10-K of The ADT Corporation for the year ended September 28, 2012.

/s/ DELOITTE & TOUCHE LLP

Boca Raton, Florida

November 27, 2012